Exhibit 99.(a)(5)

Mercury Interactive Corporation

[LOGO]

Investor Relations Contact

Michelle Ahlmann, 650.603.5464

Public Relations Contact

Dave Peterson, 650.603.5231

Mercury Interactive Corporation Initiates Previously Negotiated Offer To Repurchase

Zero Coupon Senior Convertible Notes Due 2008

MOUNTAIN VIEW, CALIF., October 2, 2006—Mercury Interactive Corporation (OTC: MERQ) today announced an offer to repurchase its Zero Coupon Senior Convertible Notes due 2008 (the “Notes”). The repurchase offer is being made pursuant to contractual obligations undertaken by Mercury in connection with waivers obtained from holders of the Notes in May 2006. Each holder of the Notes has the right to require Mercury to purchase all or any part of such holder’s Notes at a price equal to $1,072.50 per $1,000 of principal amount. If all outstanding Notes are surrendered for purchase, the aggregate cash purchase price will be approximately $536.3 million. The Notes are not currently convertible into shares of Mercury common stock.

The repurchase offer will terminate at 5:00 p.m., New York City time, on October 31, 2006. In order to surrender Notes for purchase, a purchase notice and the surrendered Notes must be delivered to U.S. Bank National Association, the paying agent, or through The Depository Trust Company prior to 5:00 p.m., New York City time, on October 31, 2006. Holders may withdraw any Notes previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on October 31, 2006.

The repurchase offer is separate and distinct from the proposed merger of Mercury with a subsidiary of Hewlett-Packard Company and the related tender offer currently in effect in connection with that merger transaction.

Mercury will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission today. In addition, documents specifying the terms, conditions and procedures for surrendering and withdrawing Notes for purchase will be available through The Depository Trust Company and the paying agent.

MacKenzie Partners, Inc. is acting as the Information Agent for the repurchase offer. Requests for information relating to the repurchase offer should be directed to the Information Agent at its address and telephone number listed below:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Attention: Kevin Auten

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About Mercury

Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application

Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

Cautionary Statement: Statements in this news release that are not historical facts or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Risks and uncertainties are discussed in Mercury’s SEC filings. Mercury undertakes no obligation to update forward-looking statements.

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Mercury, Mercury Interactive and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

Mercury Interactive Corporation

379 N. Whisman Road

Mountain View, CA 94043

Tel: (650) 603-5200 Fax: (650) 603-5300

www.mercury.com